Exhibit 99.1
FOR IMMEDIATE RELEASE
Investor Contact: Tiffany Kanaga (765) 740-0314 or tiffany.kanaga@elancoah.com
Media Contact: Colleen Parr Dekker (317) 989-7011 or colleen.dekker@elancoah.com

Elanco Animal Health Reports Third Quarter 2025 Results
Raising Full Year Outlook and Innovation Target, Improving Year-End Net Leverage Ratio Target
•Third Quarter 2025 Financial Results:
◦Revenue of $1,137 million, an increase of 10% year-over-year; 9% organic constant currency growth
◦Reported Net Loss of $34 million, Adjusted Net Income of $94 million
◦Adjusted EBITDA of $198 million; Adjusted EBITDA Margin of 17.5%
◦Reported EPS of $(0.07), Adjusted EPS of $0.19
◦Net leverage ratio of 3.7x Adjusted EBITDA
•Full Year 2025 Guidance:
◦Raising revenue guidance to $4,645 million to $4,670 million; expect accelerating organic constant currency revenue growth of 6% to 6.5% vs. 3% in 2024
◦Raising 2025 innovation revenue target by $100 million at the midpoint of the range to $840 to $880 million
◦Reported Net Loss of $56 million to $41 million, raising guidance for Adjusted EBITDA to $880 million to $900 million
◦Reported Loss Per Share of $0.11 to $0.08, raising guidance for Adjusted EPS to $0.91 to $0.94
◦2025 year-end net leverage ratio target improved to 3.7x to 3.8x, enabled by year-to-date execution and disciplined working capital management

Indianapolis, Ind (November 5, 2025) - Elanco Animal Health Incorporated (NYSE: ELAN) today reported financial results for the third quarter of 2025, provided guidance for the fourth quarter of 2025, and updated guidance for the full year 2025.

"Thank you to our global team and customers as Elanco delivered strong results ahead of expectations, with an unrelenting focus on growth, innovation, and cash," said Jeff Simmons, President and CEO of Elanco. "Organic constant currency revenue growth of 9% reflects the outperformance of our diverse portfolio of innovation on a stabilizing base business. We are raising our full year innovation revenue target with positive momentum for Credelio Quattro, Experior, AdTab, and Zenrelia. We are also improving our year-end net leverage ratio target, having already achieved 3.7x. Our commitment to our IPP strategy is translating into consistent execution and confidence in our raised full-year outlook amidst a dynamic backdrop. We look forward to hosting the investment community on December 9th, to define Elanco's new era of growth with significant opportunity for long-term shareholder value creation."

Select Business Highlights Since the Last Earnings Call
•Credelio Quattro™ achieved continued dollar share gains of broad-spectrum sales out of U.S. vet clinics in Q3**; reached $100 million in net sales in fewer than eight months, making it Elanco's fastest pet health blockbuster in history and one of the industry's fastest ever; highest puppy index versus other broad-spectrum endectos***

•Zenrelia™ global sales nearly doubled versus Q2 2025; estimated market share ~5% based on Elanco analysis in countries where launched; U.S. label updated to remove vaccine-induced disease language, and additional data submitted to FDA addressing vaccination response; launched in the EU, Great Britain, and Australia with a label consistent with other international markets where the product has already been approved
•Experior® Q3 sales up approximately 70% year over year; AdTab™ continued robust growth trajectory with Q3 sales up over 25% year over year
•Successfully completed refinancing of $2.1 billion Term Loan B debt facility; refinancing activity improves Elanco's debt portfolio's maturity risk profile and reduces interest cost
•Opened Elanco's new global headquarters in downtown Indianapolis: a vibrant destination designed to foster collaboration, enable innovation, attract top talent, and serve as the heart of the OneHealth Innovation District

**Per Kynetec Q3 data
***Kynetec Puppy Index, September YTD

Financial Results

Third Quarter Results (dollars in millions, except per share amounts)	2025	2024	Change (%)	Organic CC Growth (1) (%)

Pet Health	$533	$486	10%	8%
Farm Animal	$593	$530	12%	10%
Cattle	$289	$253	14%	13%
Poultry	$217	$188	15%	13%
Swine	$87	$88	(1)%	(3)%
Aqua	$—	$1	(100)%
Contract Manufacturing and Other (2)	$11	$14	(21)%
Total Revenue	$1,137	$1,030	10%	9%
Gross Profit	$607	$538	13%
Reported Net (Loss) Income (3)	$(34)	$364	NM
Adjusted EBITDA	$198	$163	21%
Reported EPS (3)	$(0.07)	$0.73	NM
Adjusted EPS	$0.19	$0.13	46%
(1) Organic CC Growth = Represents revenue growth excluding the impacts from our prior year divestiture of the aqua business, which was divested July 9, 2024, royalty revenue that was sold to a third party and the impact of foreign exchange rates.
(2) Primarily represents revenue from arrangements in which the company manufactures products on behalf of a third party and royalty revenue. In May 2025, we entered into an agreement to monetize certain lotilaner U.S. royalties, among other potential future cash flows, to a third party for proceeds of $295 million. While we are no longer entitled to these qualifying royalties, we are required under GAAP to continue recognizing them as revenue. For the three months ended September 30, 2025, royalty revenue associated with this arrangement, which is reflected within the Contract Manufacturing and Other line in the table above, totaled $6 million.
(3) Reported net income and EPS for the third quarter 2024 included the gain on divestiture of our aqua business. This gain had a $470 million, net of tax impact on reported net income (approximately $0.94 per diluted share).
NM - Not meaningful
In the third quarter of 2025, revenue was $1,137 million, an increase of 10% on a reported basis, or 9% on an organic constant currency basis, compared to the third quarter of 2024.

Pet Health revenue was $533 million, an increase of 10% on a reported basis, or 8% on an organic constant currency basis. The year over year volume increase of 9% in the third quarter was primarily driven by new products, including Credelio Quattro and Zenrelia. The Advantage® Family of products and Seresto® contributed revenue of $111 million and $60 million, respectively. The increase in pet health revenue included a 1% decrease from price, compared to the third quarter of 2024, in line with the company's expectation and reflecting fluctuations in customer and product mix. The price decrease was not impacted by Elanco's recently launched products including Zenrelia and Credelio Quattro.

Farm Animal revenue was $593 million, an increase of 12% on a reported basis, or 10% on an organic constant currency basis. Third quarter volumes were up 9%, driven by increased volumes across cattle and poultry, led by Experior in U.S. cattle and strength in poultry sales globally. Sales of the company's international farm animal products were negatively impacted in the third quarter by the shift of approximately $10 to $20 million of revenue from the third quarter into the second quarter due to customers' accelerated purchases during the second quarter, primarily in China, in advance of expected future tariff increases. Farm animal organic constant currency revenue growth included a 1% increase from price, compared to the third quarter of 2024.

Gross profit was $607 million and gross margin percentage was 53.4% in the third quarter of 2025, an increase of 120 basis points compared to the third quarter of 2024. On an adjusted basis, gross profit was $601 million and gross margin percentage was 53.1% in the third quarter of 2025, a 90 basis point increase compared to the third quarter of 2024. The increase in gross margin percentage on both a reported and adjusted basis was primarily driven by the favorable productivity benefits from increased sales volumes.

Total operating expenses were $440 million for the third quarter of 2025, an increase of 7% compared to the third quarter of 2024. Marketing, selling and administrative expenses increased 9% to $351 million, driven by the company's previously announced strategic investments in the global launches of new products and increased selling costs corresponding to increased sales volumes. Research and development expenses increased 2% to $89 million driven primarily by foreign exchange rates.

Asset impairment, restructuring and other special charges were $25 million in the third quarter of 2025, compared to $17 million in the third quarter of 2024. Charges recorded in the third quarter of 2025 primarily related to two early-stage capital projects that were indefinitely suspended. Charges recorded in the third quarter of 2024 primarily related to asset impairments tied to the financial difficulties of our former contract manufacturing supply partner, TriRx Speke, and exit costs related to the strategic change in operating models in certain countries.

Reported net interest expense was $52 million in the third quarter of 2025, a decrease of $6 million compared to the third quarter of 2024. The decrease was driven by lower outstanding debt balances partially offset by $13 million of imputed interest on the company's liability related to the lotilaner U.S. royalty monetization. Adjusted net interest expense, which excludes this imputed interest, was $34 million in the third quarter of 2025, a decrease of $12 million compared to the third quarter of 2024.

The reported effective tax rate was 30.9% in the third quarter of 2025, which differed from the statutory tax rate primarily due to the tax impact from the jurisdictional mix of projected income and losses in non-U.S. jurisdictions and the impacts of discrete tax expenses during the quarter, including the remeasurement of certain deferred tax positions due to a foreign tax rate change. The adjusted effective tax rate was 26.5% in the third quarter of 2025, compared to 18.7% in the third quarter of 2024.

Net loss for the third quarter of 2025 was $34 million, or $0.07 per diluted share on a reported basis, compared with net income of $364 million, or $0.73 per diluted share, for the same period in 2024. Reported net income in 2024 included the gain on divestiture of the company's aqua business, which had an approximate impact of $0.94 on diluted earnings per share. On an adjusted basis, net income for the third quarter of 2025 was $94 million, or $0.19 per diluted share, a 46% increase compared with the same period in 2024. The increase in adjusted net income was largely due to the year-over-year increase in adjusted gross profit and decreased adjusted interest expense, partially offset by selling and marketing expenses supporting the company's global launches.

Adjusted EBITDA was $198 million in the third quarter of 2025, a 21% increase compared to the third quarter of 2024. Adjusted EBITDA margin was 17.5% compared with 15.8% for the third quarter of 2024. The increase in adjusted EBITDA was also largely due to the year-over-year increase in adjusted gross profit, partially offset by the increased selling and marketing expenses supporting the company's global launches.

Working Capital and Balance Sheet
Cash provided by operations was $219 million in the third quarter of 2025, compared to cash provided by operations of $162 million in the third quarter of 2024.

As of September 30, 2025, Elanco’s net leverage ratio was 3.7x adjusted EBITDA, a decrease of 0.6x compared to December 31, 2024, driven by debt paydown efforts and strong cash generation. The company now expects to end the year with a net leverage ratio of 3.7x to 3.8x.

Financial Guidance
Elanco is updating financial guidance for the full year 2025, summarized in the following table.

2025 Full Year (dollars in millions, except per share amounts)	August Guidance			November Guidance

Revenue	$4,570	to	$4,620	$4,645	to	$4,670
Reported Net Loss	$(38)	to	$(14)	$(56)	to	$(41)
Adjusted EBITDA	$850	to	$890	$880	to	$900
Reported Loss per Share	$(0.08)	to	$(0.03)	$(0.11)	to	$(0.08)
Adjusted Earnings per Share	$0.85	to	$0.91	$0.91	to	$0.94
"I am pleased to have joined Elanco during this period of strong momentum," said Bob VanHimbergen, Executive Vice President and CFO of Elanco Animal Health. "Through consistent execution, we are again raising our 2025 full-year guidance, while also making incremental data-driven investments to power our innovation launches in this new era of growth. Additionally, we refinanced our $2.1 billion Term Loan B facility, extending the maturities through 2032. We expect our balance sheet to be in a strong position as we exit 2025, and we are excited to share more details at our December Investor Day on how Elanco is driving value creation through Elanco Ascend, our company-wide productivity initiative, as well as cash generation."

Elanco anticipates a tailwind to revenue of approximately $30 million from the favorable impact of foreign exchange rates compared with the August earnings call. Excluding the impact of foreign exchange rates, royalty revenue sold to a third party, and the aqua divestiture, the company now expects revenue growth of 6% to 6.5% versus 5% to 6% previously. The company continues to expect price to contribute approximately 2 percentage points to full year revenue growth.

Elanco now expects adjusted gross margin of 54.9% to 55.2%, up 30 basis points at the midpoint of the range versus the prior range, and now expects operating expenses to increase approximately 8% year over year in constant currency, versus 7% previously, with incremental strategic investment in the global launches of the innovation portfolio. Full year adjusted EBITDA includes a current estimate for net tariff impact of $10 to $14 million.

Additionally, the company is providing guidance for the fourth quarter of 2025, as summarized in the following table:

2025 Fourth Quarter (dollars in millions, except per share amounts)	Guidance

Revenue	$1,085	to	$1,110
Reported Net Loss	$(100)	to	$(86)
Adjusted EBITDA	$168	to	$188
Reported Loss per Share	$(0.20)	to	$(0.17)
Adjusted Earnings per Share	$0.09	to	$0.12
In the fourth quarter, Elanco expects a tailwind to revenue of approximately $10 million from the favorable impact of foreign exchange rates compared to the prior year. Excluding the impacts of foreign exchange rates and royalty revenue sold to a third party, the company expects 4% to 6% organic constant currency revenue growth. The company expects operating expenses up approximately 10% year over year in constant currency with strategic investment in the global launches of the innovation portfolio and a shift in timing of some expenses.

The 2025 full year and fourth quarter financial guidance reflects foreign exchange rates as of the end of October. Further details on guidance, including GAAP reported to non-GAAP adjusted reconciliations, are included in the financial tables of this press release and will be discussed on the company's conference call this morning.

WEBCAST & CONFERENCE CALL DETAILS
Elanco will host a webcast and conference call at 8:00 a.m. Eastern Time today, during which company executives will review third quarter financial and operational results, discuss fourth quarter and full year 2025 financial guidance, and respond to questions from analysts. Investors, analysts, members of the media and the public may access the live webcast and accompanying slides by visiting the Elanco website at https://investor.elanco.com and selecting Events and Presentations. A replay of the webcast will be archived and made available a few hours after the event on the company's website, at https://investor.elanco.com/events-and-presentations/default.aspx#module-event-upcoming.
ABOUT ELANCO
Elanco Animal Health Incorporated (NYSE: ELAN) is a global leader in animal health dedicated to innovating and delivering products and services to prevent and treat disease in farm animals and pets, creating value for farmers, pet owners, veterinarians, stakeholders and society as a whole. With 70 years of animal health heritage, we are committed to breaking boundaries and going beyond to help our customers improve the health of animals in their care, while also making a meaningful impact on our local and global communities. At Elanco, we are driven by our vision of Food and Companionship Enriching Life and our purpose – all to Go Beyond for Animals, Customers, Society and Our People. Learn more at www.elanco.com.

Cautionary Statement Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the federal securities laws, including, without limitation, statements concerning product launches and revenue from such products, our 2025 full year and fourth quarter guidance and long-term expectations, our expectations regarding debt levels, and expectations regarding our industry and our operations, performance and financial condition, and including, in particular, statements relating to our business, growth strategies, distribution strategies, product development efforts and future expenses.
Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. As a result, our actual results may differ materially from those contemplated by the forward-looking statements. Important risk factors that could cause actual results to differ materially from those in the forward-looking statements include regional, national or global political, economic, business, competitive, market and regulatory conditions, including but not limited to the following:
•operating in a highly competitive industry;
•the success of our research and development (R&D), regulatory approval and licensing efforts;
•the impact of disruptive innovations and advances in veterinary medical practices, animal health technologies and alternatives to animal-derived protein;
•competition from generic products that may be viewed as more cost-effective;
•changes in regulatory restrictions on the use of antibiotics in farm animals;
•an outbreak of infectious disease carried by farm animals;
•risks related to the evaluation of animals;
•consolidation of our customers and distributors;
•the impact of increased or decreased sales into our distribution channels resulting in fluctuations in our revenues;
•our dependence on the success of our top products;
•our ability to complete acquisitions and divestitures and to successfully integrate the businesses we acquire;
•our ability to implement our business strategies or achieve targeted cost efficiencies and gross margin improvements;
•manufacturing problems and capacity imbalances, including at our contract manufacturers;
•fluctuations in inventory levels in our distribution channels;
•risks related to the use of artificial intelligence in our business;
•our dependence on sophisticated information technology systems and infrastructure, including the use of third-party, cloud-based technologies, and the impact of outages or breaches of the information technology systems and infrastructure we rely on;
•the impact of weather conditions, including those related to climate change, and the availability of natural resources;

•demand, supply and operational challenges associated with the effects of a human disease outbreak, epidemic, pandemic or other widespread public health concern;
•the loss of key personnel or highly skilled employees;
•adverse effects of labor disputes, strikes and/or work stoppages;
•the effect of our substantial indebtedness on our business, including restrictions in our debt agreements that limit our operating flexibility and changes in our credit ratings that lead to higher borrowing expenses and restrict access to credit;
•changes in interest rates that adversely affect our earnings and cash flows;
•risks related to the write-down of goodwill or identifiable intangible assets;
•the lack of availability or significant increases in the cost of raw materials;
•risks related to foreign and domestic economic, political, legal and business environments;
•risks related to foreign currency exchange rate fluctuations;
•risks related to underfunded pension plan liabilities;
•our current plan not to pay dividends and restrictions on our ability to pay dividends;
•the potential impact that actions by activist shareholders could have on the pursuit of our business strategies;
•risks related to tax expense or exposures;
•actions by regulatory bodies, including as a result of their interpretation of studies on product safety;
•the possible slowing or cessation of acceptance and/or adoption of our farm animal sustainability initiatives;
•the impact of increased regulation or decreased governmental financial support related to the raising, processing or consumption of farm animals;
•risks related to tariffs, trade protection measures or other modifications of foreign trade policy;
•the impact of litigation, regulatory investigations and other legal matters, including the risk to our reputation and the risk that our insurance policies may be insufficient to protect us from the impact of such matters;
•challenges to our intellectual property rights or our alleged violation of rights of others;
•misuse, off-label or counterfeiting use of our products;
•unanticipated safety, quality or efficacy concerns and the impact of identified concerns associated with our products;
•insufficient insurance coverage against hazards and claims;
•compliance with privacy laws and security of information;
•risks related to environmental, health and safety laws and regulations; and
•inability to achieve goals or meet expectations of stakeholders with respect to environmental, social and governance matters.
For additional information about the factors that could cause actual results to differ materially from forward-looking statements, please see the company’s latest Form 10-K and Form 10-Qs filed with the Securities and Exchange Commission. Although we have attempted to identify important risk factors, there may be other risk factors not presently known to us or that we presently believe are not material that could cause actual results and developments to differ materially from those made in or suggested by the forward-looking statements contained in this press release. If any of these risks materialize, or if any of the above assumptions underlying forward-looking statements prove incorrect, actual results and developments may differ materially from those made in or suggested by the forward-looking statements contained in this press release. We caution you against relying on any forward-looking statements, which should also be read in conjunction with the other cautionary statements that are included elsewhere in this press release. Any forward-looking statement made by us in this press release speaks only as of the date thereof. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update or to revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless specifically expressed as such, and should be viewed as historical data.

Use of Non-GAAP Financial Measures:
We use non-GAAP financial measures, such as revenue growth excluding the impact of divestitures and foreign exchange rate effects, EBITDA, EBITDA margin, adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted EPS, adjusted gross profit, adjusted gross margin, net debt and net debt leverage to assess and analyze our operational results and trends as explained in more detail in the reconciliation tables later in this release.
We believe these non-GAAP financial measures are useful to investors because they provide greater transparency regarding our operating performance. Reconciliation of non-GAAP financial measures and reported U.S. generally accepted accounting principles (GAAP) financial measures are included in the tables accompanying this press release and are posted on our website at www.elanco.com. The primary material limitations associated with the use of such non-GAAP measures as compared to GAAP results include the following: (i) they may not be comparable to similarly titled measures used by other companies, including those in our industry, (ii) they exclude financial information and events, such as the effects of an acquisition or divestiture or amortization of intangible assets, that some may consider important in evaluating our performance, value or prospects for the future, (iii) they exclude items or types of items that may continue to occur from period to period in the future and (iv) they may not exclude all unusual or non-recurring items, which could increase or decrease these measures, which investors may consider to be unrelated to our long-term operations. These non-GAAP measures are not, and should not, be viewed as substitutes for GAAP reported measures. We encourage investors to review our unaudited consolidated financial statements in their entirety and caution investors to use GAAP measures as the primary means of evaluating our performance, value and prospects for the future, and non-GAAP measures as supplemental measures.
Availability of Certain Information
We use our website to disclose important company information to investors, customers, employees and others interested in Elanco. We encourage investors to consult our website regularly for important information about Elanco, including an Investor Overview presentation containing a general overview of the business, which can be found in the Events and Presentations page of our website.

Additional Information
We define innovation revenue as revenue from new products, lifecycle management and certain geographic expansions and business development transactions that is incremental in reference to product revenue in 2020 and does not include the expected impact of cannibalization on the base portfolio.
We define organic constant currency revenue growth as revenue growth excluding the impacts from our prior year divestiture of the aqua business, which was divested on July 9, 2024, royalty revenue that was sold to a third party in May 2025 and the impact of foreign exchange rates.

Elanco Animal Health Incorporated
Unaudited Condensed Consolidated Statements of Operations
(Dollars and shares in millions, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Revenue	$1,137	$1,030	$3,571	$3,419
Cost of sales	530	492	1,567	1,502
Gross profit	607	538	2,004	1,917
Research and development	89	87	275	263
Marketing, selling and administrative	351	323	1,092	1,014
Amortization of intangible assets	140	133	404	397
Asset impairment, restructuring and other special charges	25	17	35	143
Gain on divestiture	—	(640)	—	(640)
Interest expense, net of capitalized interest	52	58	140	189
Other expense, net	—	1	23	12
(Loss) income before income taxes	(50)	559	35	539
Income tax (benefit) expense	(16)	195	(9)	193
Net (loss) income	$(34)	$364	$44	$346
(Loss) earnings per share:
Basic	$(0.07)	$0.74	$0.09	$0.70
Diluted	$(0.07)	$0.73	$0.09	$0.70
Weighted-average shares outstanding:
Basic	496.8	494.3	496.2	493.9
Diluted	496.8	497.7	501.2	496.9

Elanco Animal Health Incorporated
Reconciliation of GAAP Reported to Selected Non-GAAP Adjusted Information
(Unaudited)
(Dollars and shares in millions, except per share data)
We use non-GAAP financial measures, such as organic constant currency revenue growth, adjusted gross profit, adjusted gross margin percentage, adjusted net income, adjusted EPS, EBITDA, adjusted EBITDA and adjusted EBITDA margin and net debt and net debt leverage, that differ from financial measures reported in conformity with GAAP. The company believes these non-GAAP measures provide useful information to investors. Among other things, they may help investors assess and analyze our operational results and trends of our ongoing operations. Management also uses these non-GAAP measures internally to evaluate the performance of the business and in making resource allocation decisions. Investors should consider these non-GAAP measures in addition to, not as a substitute for or superior to, measures of financial performance prepared in accordance with GAAP. Reconciliation of non-GAAP financial measures and reported GAAP financial measures are included in the tables below.
Adjusted Gross Profit and Gross Margin Percentage
We define gross profit as total revenue less cost of sales. We define adjusted gross profit as gross profit less royalty revenue sold to a third party, less cost of sales adjustments. We define adjusted gross margin percentage as adjusted gross profit divided by total revenue, less royalty revenue sold to a third party. The following is a reconciliation of GAAP reported gross profit for the three and nine months ended September 30, 2025 and 2024, to adjusted gross profit and adjusted gross margin percentage:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
GAAP reported gross profit	$607	$538	$2,004	$1,917
Sold royalty revenue	(6)	—	(10)	—
Cost of sales adjustments	—	—	1	—
Adjusted gross profit	$601	$538	$1,995	$1,917
Adjusted gross margin percentage	53.1%	52.2%	56.0%	56.1%

Adjusted Net Income and Earnings Per Share
We define adjusted net income as net income (loss) excluding amortization of intangible assets, purchase accounting adjustments to inventory, acquisition and divestiture-related charges, including integration and separation costs, severance, goodwill and other asset impairments, gains on sales of assets and related costs, facility exit costs, the impacts from sales of future revenues, gains and losses on mark-to-market adjustments on equity securities, tax valuation allowances and other specified significant items, such as unusual or non-recurring items that are unrelated to our long-term operations adjusted for income tax expense associated with the excluded financial items. We define adjusted earnings per share (EPS) as adjusted net income divided by the number of weighted-average diluted shares outstanding for the periods ended September 30, 2025 and 2024. The following is a reconciliation of GAAP reported net (loss) income and EPS for the three months ended September 30, 2025 and 2024, to adjusted net income and EPS:

	Three Months Ended September 30, 2025		Three Months Ended September 30, 2024
	Net (loss) income (a)	EPS	Net income (a)	EPS
GAAP reported net (loss) income and EPS	$(34)	$(0.07)	$364	$0.73
Amortization of intangible assets	140	0.28	133	0.27
Asset impairment, restructuring and other special charges (1)	25	0.05	17	0.04
Sold royalty revenue	(6)	(0.01)	—	—
Gain on divestiture	—	—	(640)	(1.29)
Interest expense, net of capitalized interest (2)	18	0.04	12	0.02
Other expense, net	1	0.00	—	—
Income tax (benefit) expense (3)	(50)	(0.10)	180	0.36
Adjusted net income and EPS	$94	$0.19	$66	$0.13

(a)Adjustments to GAAP reported net (loss) income to arrive at adjusted net income for the three months ended September 30, 2025 and 2024, included the following:
(1)Adjustments of $25 million for the three months ended September 30, 2025, primarily related to two early-stage capital projects totaling $16 million that were indefinitely suspended during the third quarter. Adjustments of $17 million for the three months ended September 30, 2024, principally reflected $15 million of asset impairments tied to the financial difficulties of our former contract manufacturing supply partner, TriRx Speke.
(2)Adjustments of $18 million for the three months ended September 30, 2025, primarily related to $13 million of imputed interest expense on our liability for sale of future revenue, and to a lesser degree, the write-off of previously deferred financing costs, given accelerated principal repayments. Adjustments of $12 million for the three months ended September 30, 2024, were attributable to the write-off of previously deferred financing costs, given the accelerated principal repayments made with the proceeds from the sale of our aqua business.
(3)Adjustments of $50 million for the three months ended September 30, 2025 primarily represented the income tax expense associated with the adjusted items discussed above and the discrete tax impact from the remeasurement of certain deferred tax positions due to a foreign tax rate change. Adjustments of $180 million for the three months ended September 30, 2024, represented the income tax expense associated with the adjusted items discussed above, particularly the gain on divestiture (approximately $170 million).

The following is a reconciliation of GAAP reported net income and EPS for the nine months ended September 30, 2025 and 2024, to adjusted net income and EPS:

	Nine Months Ended September 30, 2025		Nine Months Ended September 30, 2024
	Net Income (a)	EPS	Net Income (a)	EPS
GAAP reported net income and EPS	$44	$0.09	$346	$0.70
Cost of sales adjustments	1	0.00	—	—
Amortization of intangible assets	404	0.81	397	0.80
Asset impairment, restructuring and other special charges (1)	35	0.07	143	0.29
Sold royalty revenue	(10)	(0.02)	—	—
Gain on divestiture	—	—	(640)	(1.29)
Interest expense, net of capitalized interest (2)	28	0.06	12	0.02
Other expense, net	5	0.01	4	0.01
Income tax (benefit) expense (3)	(98)	(0.20)	118	0.23
Adjusted net income and EPS	$409	$0.82	$380	$0.76
The table above reflects only line items with non-GAAP adjustments. Numbers may not add due to rounding.
(a)Adjustments to reported GAAP measures for the nine months ended September 30, 2025 and 2024, included the following:
(1)Adjustments of $35 million for the nine months ended September 30, 2025, included two early-stage capital projects totaling $16 million that were indefinitely suspended during the third quarter of 2025 and $7 million of upfront payments made in relation to new licensing arrangements. Amounts recorded during the nine months ended September 30, 2024, included impairment charges of $53 million related to a pet health IPR&D asset (IL-4R) during the second quarter of 2024, $15 million of asset impairments tied to the financial difficulties of our former contract manufacturing supply partner, TriRx Speke, $45 million of costs associated with our restructuring plan announced in February 2024 and $17 million of transaction costs related to the sale of our aqua business.
(2)Adjustments of $28 million for the nine months ended September 30, 2025, primarily related to $20 million of imputed interest expense on our liability for sale of future revenue and the write-off of previously deferred financing costs, given accelerated principal repayments made throughout 2025. Adjustments of $12 million for the nine months ended September 30, 2024, were attributable to the write-off of previously deferred financing costs, given the accelerated principal repayments made with the proceeds from the sale of our aqua business.

(3)Adjustments of $98 million for the nine months ended September 30, 2025, primarily represented the income tax expense associated with the adjusted items discussed above and the discrete tax impacts from the remeasurement of certain deferred tax positions due to foreign tax rate changes, partially offset by a $35 million benefit related to a discrete tax item recognized during the first quarter of 2025. Adjustments of $118 million for the nine months ended September 30, 2024, represented the income tax expense associated with the adjusted items discussed above, particularly the gain on divestiture of our aqua business (approximately $170 million).

Adjusted EBITDA and Adjusted EBITDA Margin
We define adjusted EBITDA as net income (loss) adjusted for interest expense (income), which includes debt extinguishment losses and imputed interest on our liability for sale of future revenue, income tax expense (benefit) and depreciation and amortization, further adjusted to exclude purchase accounting adjustments to inventory, acquisition and divestiture-related charges, including integration and separation costs, severance, goodwill and other asset impairments, gains on sales of assets and related costs, facility exit costs, revenue sold to a third party, gains and losses on mark-to-market adjustments on equity securities, and other specified significant items, such as unusual or non-recurring items that are unrelated to our long-term operations.
For the periods presented, we have not made adjustments for all items that may be considered unrelated to our long-term operations. We believe adjusted EBITDA, when used in conjunction with our results presented in accordance with GAAP and its reconciliation to net income (loss), enhances investors' understanding of our performance, valuation and prospects for the future. We also believe adjusted EBITDA is a measure used in the animal health industry by analysts as a valuable performance metric for investors. The following is a reconciliation of GAAP reported net income (loss) for the three and nine months ended September 30, 2025 and 2024, to EBITDA, adjusted EBITDA and adjusted EBITDA margin, which we define as adjusted EBITDA divided by total revenue, less royalty revenue sold to a third party, for the respective periods:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
GAAP reported net (loss) income	$(34)	$364	$44	$346
Net interest expense	52	58	140	189
Income tax (benefit) expense	(16)	195	(9)	193
Depreciation and amortization	176	169	506	498
EBITDA	$178	$786	$681	$1,226
Non-GAAP adjustments:
Cost of sales adjustments	$—	$—	$1	$—
Asset impairment, restructuring and other special charges	25	17	35	143
Sold royalty revenue	(6)	—	(10)	—
Gain on divestiture	—	(640)	—	(640)
Other expense, net	1	—	5	4
Adjusted EBITDA	$198	$163	$712	$733
Adjusted EBITDA margin	17.5%	15.8%	20.0%	21.4%
Numbers may not add due to rounding.

Gross and Net Debt and Net Leverage Ratio
We define gross debt as the sum of the current portion of long-term debt and long-term debt excluding unamortized debt issuance costs. We define net debt as gross debt less cash and cash equivalents and finance lease liabilities on the balance sheet. We define our net leverage ratio as net debt divided by our trailing twelve month adjusted EBITDA. We believe our net debt and net leverage ratio are important measures to monitor our financial flexibility, liquidity and capital structure and may enhance investors' understanding of our ability to meet future financial obligations. In addition, a net leverage ratio is a financial measure that is frequently used by investors and creditors. The below calculations do not include Term Loan B covenant-related adjustments that reduce our net leverage ratio. The following is a reconciliation of gross debt to net debt as of September 30, 2025:

Long-term debt	$3,962
Current portion of long-term debt	62
Less: Unamortized debt issuance costs	(17)
Total gross debt	4,041
Less: Cash and cash equivalents	505
Less: Finance lease liabilities	255
Net debt	$3,281
The following table presents a calculation of our net leverage ratio as of September 30, 2025:

Net debt	$3,281
Trailing twelve month adjusted EBITDA	$889
Net leverage ratio	3.7

Elanco Animal Health Incorporated
2025 Full Year and Fourth Quarter Guidance

Reconciliation of 2025 full year reported EPS guidance to 2025 adjusted EPS guidance is as follows:

	Full Year 2025 Guidance
Reported loss per share	$(0.11)	to	$(0.08)
Cost of sales	Approx. $0.00
Amortization of intangible assets	Approx. $1.08
Asset impairment, restructuring and other special charges	$0.07	to	$0.08
Other expense, net	Approx. $0.05
Royalty monetization	Approx. $0.03
Subtotal	$1.24	to	$1.25
Tax impact of adjustments	$(0.22)	to	$(0.23)
Total adjustments to EPS	Approx. $1.02
Adjusted earnings per share (1)	$0.91	to	$0.94
Numbers may not add due to rounding.
(1) Adjusted EPS is calculated as the sum of reported EPS and total adjustments to EPS.

Reconciliation of 2025 full year reported net loss to 2025 adjusted EBITDA guidance is as follows:

$ millions	Full Year 2025 Guidance
Reported net loss	$(56)	to	$(41)
Net interest expense (with Royalty Monetization Liability)	Approx. $215
Income tax expense	$9	to	$19
Depreciation and amortization	Approx. $680
EBITDA	$849	to	$873
Non-GAAP adjustments
Cost of sales	Approx. $2
Asset impairment, restructuring and other special charges	Approx. $40
Other expense, net	Approx. $8
Sold royalty revenue	Approx. $(15)
Adjusted EBITDA	$880	to	$900
Adjusted EBITDA margin	18.9%	to	19.3%

Reconciliation of 2025 fourth quarter reported EPS guidance to 2025 fourth quarter adjusted EPS guidance is as follows:

	Fourth Quarter 2025 Guidance
Reported loss per share	$(0.20)	to	$(0.17)
Amortization of intangible assets	Approx. $0.28
Asset impairment, restructuring and other special charges	$0.00	to	$0.01
Other expense, net	Approx. $0.03
Royalty monetization	Approx. $0.01
Subtotal	$0.32	to	$0.33
Tax impact of adjustments	Approx. $(0.03)
Total adjustments to EPS	Approx. $0.29
Adjusted earnings per share (1)	$0.09	to	$0.12
Numbers may not add due to rounding.
(1) Adjusted EPS is calculated as the sum of reported EPS and total adjustments to EPS.
Reconciliation of 2025 fourth quarter reported net loss to 2025 fourth quarter adjusted EBITDA guidance is as follows:

$ millions	Fourth Quarter 2025 Guidance
Reported net loss	$(100)	to	$(86)
Net interest expense (with Royalty Monetization Liability)	Approx. $75
Income tax expense	$17	to	$27
Depreciation and amortization	Approx. $175
EBITDA	$168	to	$193
Non-GAAP adjustments
Asset impairment, restructuring and other special charges	Approx. $5
Other expense, net	Approx. $2
Sold royalty revenue	Approx. $(7)
Adjusted EBITDA	$168	to	$188
Adjusted EBITDA margin	15.5%	to	16.9%